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                                                                   Exhibit 10.15

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (THE "AGREEMENT") is made this 6th day of January, 2004, and is effective the 6th day of January, 2004, by and between KRISPY KREME DOUGHNUTS, INC., a North Carolina corporation (the "Company"), and MICHAEL PHALEN (the "Executive").

                                     RECITAL

         The Executive is being hired as Chief Financial Officer, and the parties have negotiated this Agreement in consideration of the Executive's valuable services and leadership.

         NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties do hereby agree as follow:

         1. EFFECTIVE DATE. This Agreement shall be effective upon, and from and after, the date set forth above.

         2. DEFINITIONS. As used herein, the following terms shall have the following meanings:

                  (a) "Disability" shall mean the Executive becoming disabled and unable to continue his employment with the Company as defined in the Company's then applicable disability policy for the Senior Management of the Company.

                  (b) "Discharge" shall mean the termination by the Company of the Executive's employment during the Period of Employment for any reason other than (i) Good Cause, (ii) death of the Executive, (iii) Disability of the Executive, or (iv) Retirement of the Executive.

                  (c) "Expiration Date" means the date that the Period of Employment (as it may have been extended) expires.

                  (d) "Good Cause" has its meaning as defined in Section 6 hereof.

                  (e) "Period of Employment" shall be for a term of three years beginning January 6, 2004 and ending January 6, 2007; provided, however, that commencing January 6, 2005, the Executive's Period of Employment shall automatically be extended for successive one-year periods each year as of January 6, of each year unless the Company gives Executive written notice of nonextension on or before that date.

                  (f) "Retirement" shall mean a time when the sum of the Executive's age and employment with the Company equals or exceeds 65.

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                  (g) "Senior Management" shall mean the senior executive
                  management of the Company currently consisting of the chief executive officer, the president, and the executive vice presidents.

                  (h) "Stock Option Plan" shall mean the Krispy Kreme Doughnut Corporation 1998 Stock Option Plan and/or the Krispy Kreme Doughnuts, Inc. 2000 Stock Incentive Plan or any successor plan.

                  (i) "Termination Date" shall mean:

                           (i) If the Executive's employment is terminated by reason of death, the Executive's date of death;

                           (ii) If the Executive's employment is terminated by reason of Retirement, the date of his Retirement;

                           (iii) If the Executive's employment is terminated by reason of Disability, the date of his Disability;

                           (iv) If the Executive's employment is terminated for Good Cause, the date specified in the written notice of termination given by the Company pursuant to
                           Section 6(a);

                           (v) If the Executive's employment is terminated by reason of a Discharge, the effective date of Discharge;

                           (vi) If the Executive's employment is terminated by reason of non-extension of the Period of Employment, the Expiration Date; and

                           (vii) If the Executive voluntarily terminates his employment as permitted by Section 6(b), the effective date of his termination of employment.

         3. EMPLOYMENT; PERIOD OF EMPLOYMENT.

         The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, for the Period of Employment, in the position and with the duties and responsibilities set forth in Section 4, upon the terms and subject to the conditions of this Agreement.

         4. POSITION, DUTIES AND RESPONSIBILITIES. During the Period of Employment, the Executive shall

                  (a) serve as Chief Financial Officer, reporting to the CEO, of the Company and its subsidiaries or in such other Senior Management position as may be assigned to him by mutual agreement with the Board of Directors. The Executive shall be employed hereunder in Forsyth County, North Carolina and he shall not be required to relocate


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                  his residence or principal office to any place outside Forsyth
                  County, North Carolina without his consent; and

                  (b) devote his best efforts to the furtherance of the interest of the Company and the performance of his duties hereunder and agrees not to engage in any competition whatsoever, either directly or indirectly, with the Company or any of its subsidiaries or affiliates. The Executive shall be allowed holiday and vacation periods, leaves for periods of illness or incapacity and personal leaves in accordance with the Company's regular practices for members of Senior Management.

         5. COMPENSATION, COMPENSATION PLANS AND BENEFITS. During the Period of Employment, the Executive shall be compensated as follows:

                  (a) He shall receive an annual base salary equal to $300,000, with annual increases in accordance with the Company's regular practices for members of Senior Management. In addition, he shall receive certain non-incentive compensation (including a monthly automobile allowance of $3,000). Such compensation shall be paid in accordance with the Company's regular schedule for payment of salaried employees.

                  (b) He shall receive such other bonuses as are afforded the Company's Senior Management and be eligible to participate in all of the Company's executive compensation plans provided to members of Senior Management of the Company from time to time. He shall be eligible for a bonus target of 60%. For FY 2005, he shall have a minimum bonus guarantee of $300,000.

                  (c) He shall be eligible to receive 75,000 options of Krispy Kreme Doughnuts, Inc. common stock on date of hire. These options will vest at 25% per year over a four year period. The strike price will be the closing price of the stock at the end of the normal trading hours on the first day of his employment.

                  (d) He shall be entitled to participate in and receive other employee benefits, which may include, but are not limited to, benefits under any life, health, accident, disability, medical, dental and hospitalization insurance plans, use of a Company automobile or an automobile allowance, and other perquisites and benefits, as are provided to members of Senior Management of the Company from time to time.

                  (e) He shall be entitled to be reimbursed for the reasonable and necessary out-of-pocket expenses, including entertainment, travel and similar items, and all expenses necessary to maintain his CPA license and professional memberships, incurred by him in performing his duties hereunder upon presentation of such documentation thereof as the Company may normally and customarily require of the members of Senior Management.

                  (e) The Company agrees to pay the Executive's dues and assessments for membership in Forsyth Country Club.

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         6. TERMINATION OF EMPLOYMENT. During the Period of Employment,
Executive's employment may be terminated in the following manner:

                  (a) Termination for Good Cause.

                             (i) The Company may terminate the Executive's
                  employment for Good Cause. Termination of employment shall be deemed to have been for Good Cause if (i) the Executive habitually neglects or refuses to do his duties and fails to cure such neglect after written notice and within a reasonable period of time as established by the CEO in such written notice, or (ii) the Executive commits (a) acts resulting in a conviction of a felony or (b) acts of gross negligence or willful misconduct to the material detriment of the Company.

                           (ii) Termination by the Company for Good Cause may be
                  made only by written notice of termination from the Company to the Executive that has been specifically approved in advance by the Board of Directors. Such notice shall set forth all acts constituting such neglect or refusal to do duties or gross negligence or willful misconduct as is applicable.

                  (b) Voluntary Termination.

                           The Executive may voluntarily terminate his
                  employment with the Company upon 30 days prior written notice.

                  (c) Termination by Reason of Death, Disability, or Retirement.

                           The employment of the Executive shall be terminated
                  by death, Disability or Retirement of the Executive.

         7. EFFECT OF TERMINATION.

                  (a) If the Executive's employment is terminated by reason of death, Retirement or voluntary termination of employment, the Company shall pay the Executive (or his estate in the case of his death) his base salary, non-incentive compensation (including automobile allowance), bonuses and benefits as provided in Section 5 through the Termination Date and (in the case of his death) a death benefit of $5,000. Any payments and benefits due to the Executive under employee benefit plans and programs of the Company, including the Stock Option Plan, shall be determined in accordance with the terms of such benefit plans and programs; provided, however, that all options held by the Executive under the Stock Option Plan shall become 100% vested if the Executive's employment is terminated by reason of death or Retirement.

                  (b) If the Executive's employment is terminated by reason of Disability, the Company shall pay the Executive his base salary, non-incentive compensation, bonuses and benefits for a period of six months following the date of Disability. Thereafter, this Agreement terminates and the Executive shall receive those benefits payable to him under the applicable disability insurance plan provided by the

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                  Company. Any payments and benefits due to the Executive under employee benefit plans and programs of the Company, including the Stock Option Plan, shall be determined in accordance with the terms of such benefit plans and programs; provided, however, that all options held by the Executive under the Stock Option Plan shall become 100% vested as of the Executive's termination of employment by reason of Disability.

                  (c) In the event of the Executive's Discharge by the Company,

                           (i) the Company shall pay the Executive

                                    A. his then current annual base salary and non-incentive compensation (including automobile allowance) and provide the Executive with his then current benefits (as provided in Section 5) through the Expiration Date pursuant to Section 2(e) to the extent permitted by law and unless Executive elects a lump sum payment pursuant to subparagraph (f); and

                                    B. within thirty (30) days from the
                                    Termination Date (1) a lump sum equal to Executive's then current monthly base salary amount multiplied by the number of months that have elapsed between the month of Discharge and the preceding January 6, and
                                    (2) a lump sum amount equal to three times the Executive's bonus calculated at 50% of his annualized base salary for the then current fiscal year, discounted at the rate of six percent (6%) per annum. The latter payment is full and final satisfaction of all the Company's obligations for bonus and/or other incentive payments.

                           (ii) Any payments and benefits due to executive under the employee benefit plans and programs of the Company, including the Stock Option Plan, shall be determined in accordance with the terms of such benefit plans and programs; provided, however, that all options held by the Executive under the Stock Option Plan shall become 100% vested as of the Termination Date.

                  (d) In the event of the Company's nonextension of the Employment Period, Executive shall continue to be employed by the Company pursuant to this Agreement through the Expiration Date, and his employment shall be terminated as of the Expiration Date. Then, the following provisions shall apply:

                           (i) within thirty (30) days from the Termination Date, the Company shall pay Executive (1) a lump sum equal to Executive's then current annual base salary, and (2) a lump sum amount equal to three times the Executive's bonus calculated at 50% of his base salary for the then current fiscal year discounted at the rate of six percent (6) per annum. The latter payment is full and final satisfaction of all the company's obligations for bonus and/or other incentive payments.

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                           (ii) Any payments and benefits due to Executive under
                           employee benefit plans and programs of the Company, including the Stock Option Plan, shall be determined in accordance with the terms of such benefit plans and programs; provided, however, that all options held by the Executive under the Stock Option Plan shall become 100% vested as of the Expiration Date.

                  It is further provided, however, that within sixty (60) days of the date of notification by the Company to the Executive of its intention not to extend the Period of Employment, the Executive may, at his option, elect to have the non-extension treated as a Discharge with an effective date thirty (30) days after the Executive's notification to the Company of his election.

                  (e) In the event of the Executive's Termination For Good Cause by the Company, the Company shall pay the Executive his then current base salary and non-incentive compensation (including automobile allowance) and provide the Executive with his then current benefits (as provided in Section 5) through the Termination Date. Any payments and benefits due the Executive under employee benefit plans and programs of the Company, including the Stock Option Plan, shall be determined in accordance with the terms of such benefit plans and programs.

                  (f) In the event the Executive's employment is terminated by reason of Discharge or nonextension of the Employment Period, the Executive may, at his option, in lieu of amounts otherwise payable pursuant to Section 7(c)(i)(A), elect to receive a lump sum amount equal to the base salary and non-incentive compensation due, discounted at a rate of six percent (6%) per annum.

                  (g) In the event the Executive's employment is terminated by reason of Discharge, the Company shall furnish the Executive, for a period of six (6) months subsequent to the Termination Date, outplacement services, reasonable office space, and secretarial assistance.


                  (h) If any of the payments provided for in this Agreement, together with any other payments which the Executive has the right to receive from the Company or any corporation which is a member of an "affiliated group" as defined in Section 1504(a) of the Code (without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute an "excess parachute payment" as defined in Section 280G(b)(1) of the Code as it presently exists, such that any portion of such payments are subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalty with respect to such excise tax (such excise tax, together with any such interest or penalty, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (an "Excise Tax Restoration Payment"). The amount of the Excise Tax Restoration Payment shall be the amount necessary to fund the payment by the Executive of any Excise Tax on the total payments, as well as all income taxes imposed on the Excise Tax Restoration Payment, any excise tax imposed on the Excise Tax Restoration Payment, and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration Payment or any Excise Tax.

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                  (i) Notwithstanding anything in this Agreement to the
                  contrary, to the extent not previously paid, the minimum guaranteed bonus for FY 2005 specified in Section 5(b) of this Agreement shall be paid to the Executive (or his estate, as applicable) in full, without discount, in a lump sum payment within thirty (30) days after the Termination Date, the payment of which shall not reduce or offset any other amount due the Executive pursuant to this Section 7.

         8. Termination For Good Reason. In the event of a "Change in Control" of the Company (as hereinafter defined), the Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events during the twelve (12) months immediately preceding or following the effective date of a Change in Control of the Company:

                  (a) a material change in the scope of the Executive's assigned duties and responsibilities from those in effect immediately prior to a Change in Control of the Company or the assignment of duties or responsibilities that are inconsistent with the duties and responsibilities of a Chief Financial Officer of a public company; ;

                  (b) a reduction by the Company in the Executive's base salary or incentive compensation as in effect on the date of a Change in Control;

                  (c) the Company's requirement that the Executive be based anywhere other than the Company's office in Forsyth County, North Carolina, at which he was based prior to the Change in Control of the Company; or

                  (d) the failure by the Company to continue to provide the Executive with benefits substantially similar to those specified in Section 5 of this Agreement.

         For purposes of Section 8(c) above, the Company shall be deemed to have required the Executive to be based somewhere other than the Company's office at which he was based prior to the Change in Control if the Executive is required to spend more than two days per week on a regular basis at a business location not within 50 miles of the Executive's primary business location as of the effective date of a Change in Control.

         If the Executive terminates his employment for Good Reason, this shall be treated as the Discharge of the Executive by the Company. Accordingly, the Company shall pay the amounts and provide the benefits to the Executive specified in Section 7 above, applicable in the event of Discharge. The Executive shall not be obligated in any way to mitigate the Company's obligations to him under this Section 8 or under Section 7 and any amounts earned by the Executive subsequent to his termination of employment shall not serve as an offset to the payments due him by the Company under this Section or under Section 7.

         For purposes of this Agreement, a "Change in Control" means the date on which the earlier of the following events occur:

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                  (a) the acquisition by any entity, person or group of
beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 30% of the outstanding capital stock of the Company entitled to vote for the election of directors ("Voting Stock");

                  (b) the merger or consolidation of the Company with one or more corporations as a result of which the holders of outstanding Voting Stock of the Company immediately prior to such a merger or consolidation hold less than 60% of the Voting Stock of the surviving or resulting corporation;

                  (c) the transfer of substantially all of the property of the Company other than to an entity of which the Company owns at least 80% of the Voting Stock; or

                  (d) the election to the Board of Directors of the Company of three or more directors during any twelve (12) month period without the recommendation or approval of the incumbent Board of Directors of the Company.

         Upon a Change in Control, as defined above in this Section 8, all outstanding stock options shall become 100% vested and immediately exercisable, regardless of whether the Executive terminates employment or not.

         If the Executive terminates employment with Good Reason within twelve
(12) months of a Change in Control, to the extent permitted by law, the Company shall continue to pay the medical, disability and life insurance benefits which Executive was receiving at the time of termination for a period of 36 months after termination of employment or, if earlier, until Executive has commenced employment elsewhere and becomes eligible for participation in the medical, disability and life insurance programs, if any, of his successor employer. Coverage under Employer's medical, disability and life insurance programs shall cease with respect to each such program as Executive becomes eligible for the medical, disability and life insurance programs, if any, of his successor employer.

         9. CONFIDENTIALITY. During the Period of Employment and following termination for any reason, the Executive covenants and agrees that he will not divulge any trade secrets or other confidential information pertaining to the business of the Company. It is understood that the term "trade secrets" as used in this Agreement is deemed to include any information which gives the Company a material and substantial advantage over its competitors but that such term does not include knowledge, skills or information which is otherwise publicly disclosed.

         10. NON-COMPETITION. In the event of Termination For Good Cause, or Voluntary Termination of the Executive, the Executive agrees that for a period of two years following the Termination Date, Executive shall not directly or indirectly, personally or with other employees, agents or otherwise, or on behalf of any other person, firm, or corporation, engage in the business of making and selling doughnuts and complementary products

                  (a) within a 100 mile radius of any place of business of the Company (including franchised operations) or of any place where the Company (or one of its franchised operations) has done business since the Effective Date of this Agreement,

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                  (b) in any county where the Company is doing business or has done business since the Effective Date, or

                  (c) in any state where the Company is doing business or has done business since the Effective Date.

         Notwithstanding the above, ownership by Executive of an interest in any licensed franchisee of the Company shall not be deemed to be in violation of this Section 10. In the event of an actual or threatened breach of this provision, the Company shall be entitled to an injunction restraining Executive from such action and the Company shall not be prohibited in obtaining such equitable relief or from pursuing any other available remedies for such breach or threatened breach, including recovery of damages from Executive.

         11. SUCCESSORS; BINDING AGREEMENT.

                  (a) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their heirs, personal representatives, successors and assigns.

                  (b) The Company shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used herein, "Company" shall mean the Company as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers (or is required to execute and deliver) the agreement provided for in this Section 11(b), or which otherwise becomes bound by the terms and provisions of this Agreement or by operation of law.

         12. ARBITRATION. Except as hereinafter provided, any controversy or claim arising out of or relating to this Agreement of any alleged breach thereof shall be settled by arbitration in the City of Winston-Salem, North Carolina in accordance with the rules then obtaining of the American Arbitration Association and any judgment upon any award, which may include an award of damages, may be entered in the highest State or Federal court having jurisdiction. Nothing contained herein shall in any way deprive the Company of its claim to obtain an injunction or other equitable relief arising out of the Executive's breach of the provisions of Paragraphs 9 and 10 of this Agreement. In the event of the termination of Executive's employment, Executive's sole remedy shall be arbitration as herein provided and any award of damages shall be limited to recovery of lost compensation and benefits provided for in this Agreement.

         13. NOTICES. For the purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


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         IF TO THE EXECUTIVE:        Michael Phalen
                                     5208 Bordeaux Cove
                                     Ellcott City, MD 21043

         IF TO THE COMPANY:          Krispy Kreme Doughnut Corporation
                                     P.O. Box 83
                                     Winston-Salem, NC  27102-0083
                                     (for mail)

                                     370 Knollwood Street
                                     Suite 500
                                     Winston-Salem, NC  27103
                                     (for delivery)

                                     Attn:  R. Frank Murphy, Corporate Secretary

         14. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina.

         15. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of other provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         16. SEPARABILITY. The invalidity or lack of enforceability of a provision of this Agreement shall not affect the validity of any other provision hereof, which shall remain in full force and effect.

         17. WITHHOLDING OF TAXES. The Company may withhold from any benefits payable under this Agreement all federal, state and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         18. SURVIVAL. The provisions of Sections 9 and 10 of the Agreement shall survive the termination of this Agreement and shall continue for the terms set forth in Sections 9 and 10.

         19. CAPTIONS. Captions to the sections of this Agreement are inserted solely for the convenience of the parties, are not a part of this Agreement, and in no way define, limit, extend or describe the scope hereof or the intent of any of the provisions.

         20. NON-ASSIGNABILITY. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any

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attempted assignment or transfer contrary to this section, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered under its seal pursuant to the specific authorization of its board of directors and the Executive has hereunto set his hand and seal on the day and year first above written.

                                        KRISPY KREME DOUGHNUTS, INC.



                                        By:    /s/ Scott A. Livengood
                                           -------------------------------------
                                           Scott A. Livengood, CEO and President


[CORPORATE SEAL]


                                         EXECUTIVE


                                               /s/ Michael Phalen         (Seal)
                                           -------------------------------------
                                               Michael Phalen

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